NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of August 1, 2006, to the THE MAINSTAY FUNDS, a Massachusetts business trust (the “Trust”), on behalf of its series listed on Schedule A (the “Fund”), by NEW YORK LIFE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into a Management Agreement with the Trust (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Fund and such compensation is paid by the Fund (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Fund, and Fund shareholders to reduce the Management Fees of the Fund; and

WHEREAS, the Manager understands and intends that the Fund will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so;

NOW, THEREFORE, the hereby provides notice as follows:

1.	Fee Waiver by the Manager. The Manager agrees to waive a portion of its Management Fees to the levels listed on Schedule A.

2.
Duration and Termination. The Manager’s undertaking to waive fees may be modified or terminated only with the approval of the Board of Trustees; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

3.
Recoupment of Waived Amounts. The Manager shall be entitled to reimbursement from the Fund of any fees waived pursuant to this arrangement if: (i) such reimbursement does not cause the Fund to exceed its existing expense limitations as set forth in the Expense Limitation Agreement between the Trust and the Manager dated August 1, 2005; and (ii) the reimbursement is made within three years.

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first-above written.

NEW YORK LIFE INVESTMENT MANAGEMENT, LLC

By: /s/ Brian A. Murdock
Brian A. Murdock
Chief Executive Officer

SCHEDULE A

Management Fee Waiver

MainStay Common Stock Fund

The Manager has agreed to a fee waiver of 0.10% such that the management fee shall be:

0.60% on assets up to $500 million; and
0.55% on assets thereafter.